EXHIBIT 10.1

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE, DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

THIS LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”), dated as of April 20, 2009 (the “Execution Date”), is entered into by and between MERCK SHARP & DOHME RESEARCH LTD. with a principal place of business at Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda (“Merck”), and MEDAREX, INC., 707 State Road, Princeton, NJ 08540, USA (“Medarex”), UNIVERSITY OF MASSACHUSETTS, MASSACHUSETTS BIOLOGIC LABORATORIES,  (“UMass” and “MBL” respectively) each of UMass and MBL with an address of 460 Walk Hill Street, Mattapan, Massachusetts,  02126, USA, , WORCESTER CITY CAMPUS CORPORATION, having its place of business at 55 Lake Avenue North, Worcester, MA 01655, (“WCCC”).  Medarex and UMass are referred to hereinafter collectively as “Licensors”.  Merck, UMass, MBL, WCCC and Medarex are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS:

A.            UMass and Medarex entered into a collaboration agreement, dated April 17, 2002 (the “Licensor Collaboration Agreement”) to use Medarex’s immunizable transgenic mice to prepare fully human monoclonal antibodies against toxins produced by C. difficile;

B.            Under the Licensor Collaboration Agreement, UMass and Medarex have researched and developed the antibodies against C. difficile and have entered late-stage clinical trials with such antibodies;

C.            Licensors have made a decision to license the further development and commercialization rights with respect to such antibodies against C. difficile;

D.            The license that is granted by UMass in this Agreement promotes the development of inventions made by MBL to practical application for the public good;

E.             Merck wishes to develop and commercialize such antibodies further, and Licensors are prepared to license to Merck their rights with respect to such antibodies so that Merck can develop and commercialize such antibodies; and

F.             MBL, as UMass’s designee, holds the IND for the antibodies currently in development, and manufactures such antibodies.

NOW, THEREFORE, Medarex, UMass, MBL, WCCC and Merck agree as follows:

1.             DEFINITIONS

1.1           “Affiliate” of a Party means any other party that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first party.  For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Party, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Party.

1.2           “Antibody(ies)” means all monoclonal antibodies or fragments thereof, including but not limited to the antibodies CDA1 (MDX-066) and CDB1 (MDX-1388) or any modifications thereto, which selectively (i) bind to, and (ii) activate, inactivate, inhibit or otherwise alter or modify, one or both of the Antigen(s) or the biological function of one or both of the Antigen(s).

1.3           “Antigen(s)” means C. difficile toxins A and/or B.

1.4           “Applicable Law” means the applicable national, supra-national, state and local laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of Regulatory Authorities, that may be in effect from time to time in the Territory.

1.5           “BLA” or “Biologics License Application” means a Biologics License Application, as defined in the U.S. Federal Food, Drug, and Cosmetics Act, as amended, and the regulations promulgated thereunder, and any corresponding supranational, foreign or domestic marketing authorization application, registration or certification, necessary or reasonably useful to market and sell a Product in the Territory, but not including pricing and reimbursement approvals.

1.6           “Calendar Quarter” the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.7           “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.8           “cGMPs” or “current Good Manufacturing Practices” means the requirements under 21 CFR Parts 210 and 211, and all guidelines promulgated in relationship thereto by the United State Food and Drug Administration (FDA), as such cGMPs may be applied from time to time with respect to products in a similar stage of clinical development to Licensed Products.

1.9           “Change of Control” means (i) a sale of all or substantially all of a Party’s assets or business; (ii) a merger, reorganization or consolidation involving a Party in which the stockholders of such Party immediately prior to such transaction cease to own collectively fifty percent (50%) or more of the voting securities of a successor entity; or (iii) the acquisition of fifty percent (50%) or more of the voting equities of a Party by a person or group.

1.10         “Closing Conditions” shall have the meaning provided in Section 8.7.

1.11         “Closing Date” means the date when the Closing Conditions have been met.

1.12         “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, the reasonable, good faith efforts and resources to accomplish such objective as such Party and its Affiliates would normally use to accomplish a similar objective under similar circumstances.  With regard to the development, registration, marketing or sale of a Product, such efforts would be substantially equivalent to those efforts and resources commonly used by such Party for biological products owned by it or to which it has rights, which product is of similar market potential at a similar stage in its product life, taking into account for example efficacy, safety, approved labeling, the establishment of the product in the marketplace, the competitiveness of alternative products, the likely proprietary position of the product, the likelihood of Regulatory Approval for the product, and the potential profitability of the product, including the amounts payable to licensors of patent or other intellectual property rights, and alternative products.  Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.13         “Competing Product” means any pharmaceutical product that [ * ] pursuant to [ * ] that either (a) is [ * ] (b) has [ * ] from the [ * ] or (c) is [ * ]; and, in each case ((a), (b) and (c)), that contains an Antibody.

1.14         “Confidential Information” means all information belonging to or in the possession of the Parties and their Affiliates which they consider confidential including, without limitation, information concerning the study, discovery, design, development, manufacture, formulation, extraction, compounding, mixing, processing, testing, control, preservation, storage, finishing, packing, packaging, use, administration, distribution, sale, reimbursement and/or marketing of biopharmaceutical products or compounds and potential products or compounds, and shall further include, without limitation, all information, data from, and methodology of pre-clinical and clinical studies, the contents of any submissions to Regulatory Authorities worldwide, marketing plans or computer hardware and software systems and designs and plans for same.  Confidential Information may be conveyed in written, graphical, physical or oral form.

1.15         “Control” or “Controlled” means (i) possession of the ability to grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any Third Party, and (ii) in addition, but only with respect to MBL, that Licensed Know-How, Production Process Technology, Regulatory Documentation, and Information shall be “Controlled” by MBL if such Information is either (i) at an MBL facility, (ii) in the possession of employees or officers of MBL, or (iii) accessible to employees or officers of MBL.

1.16         “Cross License Agreement” means that certain Cross License Agreement between and among Medarex, Cell Genesys, Inc., Abgenix, Inc., Xenotech, L.P. and Japan Tobacco Inc., dated March 26, 1997.

1.17         “Develop”, “Developed” or “Development” means the activities involved in [ * ] and [ * ] of an Antibody or Product.

1.18         “Development Plan” has the meaning set forth in Section 4.2.1.

1.19         “EU” means the countries of the European Union, as constituted from time to time.

1.20         “FDA” means the United States Food and Drug Administration of the Department of Health and Human Services, or any successor agency with responsibility for regulating the development, manufacture and sale of human pharmaceutical products.

1.21         “Field” means any use in humans and/or animals for the treatment and/or prevention of infection with C. difficile and/or the effects thereof.

1.22         “Filing” of a BLA means acceptance for filing of such BLA by the relevant Regulatory Authority, including any deemed acceptance of such a filing.

1.23         “First Commercial Sale” means, with respect to each Product in each country, the first bona fide commercial sale by Merck, its Affiliates or Sublicensees of such Product to a Third Party following Regulatory Approval in such country.

1.24         “Grant-Back Improvement” means (a) [ * ] or [ * ] or any [ * ] that is [ * ] whether or not patented or patentable, including (i) any [ * ] that is [ * ] to the [ * ] of such an [ * ] or (ii) any [ * ] that [ * ] in each case that is [ * ].  “Grant-Back Improvement” shall [ * ]:  (x) [ * ] regarding the [ * ]; and (y) [ * ] including [ * ] related to the [ * ] or the [ * ] of a [ * ] unless such [ * ] is [ * ] therein.

1.25         “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended, 15 U.S.C. §18A.

1.26         “IND” means an investigational new drug application filed with the FDA for authorization to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions.

1.27         “Information” means all technical, scientific and other know-how, information and data, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including high-throughput screening, gene expression, genomics, proteomics and other drug discovery and development technology, pre-clinical and clinical trial results (including Regulatory Documentation), manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments (whether or not confidential, proprietary, patented or patentable).

1.28         “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice in the course of and as a result of the activities under the Development Plan, and “Invent” means the act of conception and/or reduction to practice of such Invention.

1.29         “Joint Technology” means (a) all Inventions conceived, discovered, developed and/or reduced to practice jointly by employees of UMass and/or Medarex and Merck or Third Parties working on behalf of UMass and/or Medarex and Merck jointly during and in the course of the performance of the activities under the Development Plan and (b) Patents with respect thereto (“Joint Patents”), and all know-how which is not generally known (including materials) developed jointly by employees of UMass and/or Medarex and Merck or by Third Parties working on behalf of UMass and/or Medarex and Merck jointly during the performance of and as a result of the activities under the Development Plan.

1.30         “Licensed Know-How” means [ * ] and, with respect to Section [ * ] that (i) is not generally known, and (ii) is [ * ] to research, develop, manufacture, use and/or sell the Products and/or to practice the Licensed Patents (including any necessary or useful materials, the [ * ] (to the extent that [ * ] has the right to enable such use by Merck of the [ * ] any cell lines used to manufacture the Antibodies), all Regulatory Documentation, and all pre-clinical and clinical data with regard to the Licensed Products.  For the avoidance of doubt, any know-how Controlled by UMass (including MBL) and/or Medarex that is [ * ] researching, developing, manufacturing, using and/or selling the Products and/or practicing the Licensed Patents [ * ] including without limitation, the Production Process Technology of each of UMass (including MBL) and Medarex.

1.31         “Licensed Patents” means all Patents Controlled by UMass (including MBL) and/or Medarex [ * ] and, with respect to Section [ * ] (including any rights of UMass and/or Medarex in Patents claiming Joint Technology) that claim or cover Antibodies, and/or the use, manufacture, sale and import of Products (including the use of Antibodies against the Antigens), (including Patents claiming the [ * ] to the extent that [ * ] has the right to enable such use by Merck of the [ * ].  Licensed Patents include, but are not limited to, the Patents listed in Schedule 1.  For the avoidance of doubt, Licensed Patents do not include (i) Medarex Patents and (ii) Production Process Patents of UMass (including MBL) and Medarex.

1.32         “Licensed Product” means any Product that (i) but for the licenses granted hereunder would infringe a Valid Claim, or (ii) with respect to which, the development, manufacture, use, sale or import makes use of and/or incorporates Licensed Know-How.

1.33         “Licensed Technology” means Licensed Patents, Licensed Know-How, and any rights of Medarex and/or UMass in Joint Technology.

1.34         [ * ] means [ * ] proprietary monoclonal antibody [ * ] to which UMass has [ * ] to [ * ] under its [ * ] and amendments thereto.

1.35         “Major Markets” means (i) the EU, (ii) Japan and (iii) the United States.

1.36         “Manufacture/Manufacturing/Manufactured” means, with respect to Antibodies, all operations of Licensors, including, without limitation, procurement, receipt and storage of materials, production, packaging, labeling, warehousing, quality control testing (including in-process, release and stability testing), release and shipping, including, without limitation, the Initial Material, First Supplemental Material and the Second Supplemental Material, if any.

1.37         “Material” shall mean those products Manufactured by Licensors for Merck, including, without limitation, the Initial Material and the Supplemental Material, if any.

1.38         “MBL” means Massachusetts Biologic Laboratories, as established pursuant to Massachusetts General Laws Chapter 75, Section 43, including its facilities located at 305 South Street, Boston, MA 02130 and 460 Walk Hill Street, Boston, Mass and any employees identified as employees of Massachusetts Biologic Laboratories that are employed at such facilities as of the Execution Date and thereafter during the Term.

1.39         “Medarex Patents” means any Patents Controlled by Medarex that claim or cover (a) the Medarex transgenic mice (the “Medarex Mice”) or (b) biological materials derived directly or indirectly from the Medarex Mice, and any inventions with respect to the foregoing, but excluding any Patents that relate solely to the composition of matter, use, manufacture, import or sale of Antibodies or Products.

1.40         “Merck Invention” means an Invention Controlled by Merck or its Affiliates that is conceived and/or reduced to practice during and as a result of the activities conducted under the Development Plan solely by employees of Merck, Merck Affiliates or Third Parties working on behalf of Merck, but excluding any Invention regarding (i) manufacturing Production Process Technology regarding the growth of antibodies in pichia cells; and/or (ii) clinical and diagnostic assays, including biomarker assays, related to the detection of C. difficile infection or evaluating the efficacy of a therapeutic or prophylactic treatment against C. difficile infection, unless such assay is specifically and directly related to Products or Antibodies contained therein.

1.41         “Net Sales” means, for any period, the gross amount invoiced (not including value added taxes, sales taxes, or similar taxes) by Merck, its Affiliates and Sublicensees for the sale of Product(s) to [ * ] less deductions for expenses that are actually incurred for:

1.41.1      trade and quantity discounts other than early payment cash discounts;

1.41.2      returns, rebates, and chargebacks and other allowances, such as administrative fees paid to group purchasing organizations and fees paid to distributors pursuant to Merck’s product distribution program, and other similar allowances to the extent generally utilized in the pharmaceutical industry;

1.41.3      retroactive price reductions that are actually allowed or granted; and

1.41.4      a fixed amount equal to [ * ] of the amount invoiced to cover bad debt, early payment cash discounts, transportation and insurance and custom duties;

provided, however, that with respect to the deductions specified in subsections 1.41.1 through 1.41.4 above, an amount for a particular item of expense shall be deducted once and only once regardless of how many categories may apply to it.

Any of the deductions listed above that involves a payment by Merck, its Affiliates or Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity.  For purposes of determining Net Sales, the Product(s) shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, or regulatory purposes.

For purposes of calculating Net Sales of Products:  (i) [ * ] but sales by Merck, its Affiliates or its Sublicensees to [ * ] shall be included in the computation of Net Sales, and (ii) [ * ] for the [ * ] for a Product shall be included in the computation of Net Sales.

1.42         “Non-Licensor Product” means (a) any [ * ] with respect to which [ * ] (b) any [ * ] that [ * ] that is [ * ] during the Term, and (c) any [ * ] that [ * ] that [ * ] or for which [ * ] in each case which is (i) for [ * ] in a [ * ] or to [ * ] in the Field; or (ii) for [ * ] or any other method in the Field, but which [ * ] is not a [ * ].

1.43         “Patents” means (a) all patents and patent applications, including provisional applications, international applications, and national phase applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, revalidations, extensions, supplementary protection certificates, and patent term extensions and restorations based thereon, and other governmental actions that extend any of the foregoing, and (c) any U.S. and foreign or international equivalent of any of the foregoing.

1.44         “Phase III Clinical Trial” means a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied as required in 21 C.F.R. §312, or similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.  A Phase III Clinical Trial shall also include any other human clinical trial intended as a pivotal study, whether or not such study is a traditional Phase III Clinical Trial.  A Phase III Clinical Trial shall be deemed to have commenced when the first dose of Product has been administered to the first subject/patient.

1.45         “Product” means any pharmaceutical preparation that contains one or more Antibodies and is (i) for administration to human patients in a clinical trial or to animals; or (ii) for sale by prescription or any other sales method.  For the avoidance of doubt, the products described in clauses (i) and (ii) hereof include, without limitation, Licensed Products and Non-Licensor Products.

1.46         “Production Process Development” means the development of processes and technology for the production, purification, evaluation, characterization, stability assessment, vialing and distribution, and release of an Antibody or Product.

1.47         “Production Process Improvement” means any modification to a Licensed Product or Antibody contained therein, or Production Process Development related specifically and directly to such Antibody or Licensed Product, whether or not patented or patentable, including any enhancement in the efficiency, operation, manufacture, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such an Antibody or Licensed Product, or any discovery or development that improves the stability, safety or efficacy of such an Antibody or Licensed Product that is (i) conceived by Merck or an Affiliate or Sublicensee during and as a result of the activities under the Development Plan, or (ii) is conceived by Licensors during the Term.

1.48         “Production Process Know-How” means any Information of UMass and/or Medarex with respect to the Production Process Development or the manufacture of Antibody(ies) or Products, but excluding any Information to the extent covered or claimed by the Production Process Patents.

1.49         “Production Process Patents” means any Patents of a Party that claim or cover the Production Process Development or the manufacture of Antibody Products.

1.50         “Production Process Technology” means any Production Process Know-How and Production Process Patents.

1.51         “Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the marketing and sale of a Product in a country.

1.52         “Regulatory Authority” means any applicable government entities regulating or otherwise exercising authority with respect to the manufacturing, marketing, sale, reimbursement and/or pricing of the Products in the Territory, including, without limitation, in the United States, the United States Food and Drug Administration, and in the European Union, the European Medicines Agency, and any successor governmental authority having substantially the same function.

1.53         “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, relating to any Licensed Product, and all data contained in any of the foregoing, including all advertising and promotion documents, adverse event files and complaint files, but excluding any and all Regulatory Approvals with respect to such Licensed Product.

1.54         “Sublicensee” means a Third Party (except an Affiliate) to whom Merck has granted a license or sublicense to make, have made, research, develop, import, use, sell or offer for sale Products in the Territory.

1.55         “Supplemental Material” means collectively the First Supplemental Material as set forth in Section 3.2.1 and the Second Supplemental Material as set forth in Section 3.2.2.

1.56         “Territory” means all countries of the world.

1.57         “Term” has the meaning set forth in Section 12.1.

1.58         “Third Party” means any entity other than Licensors or Merck and their respective Affiliates.

1.59         “Valid Claim” means a claim in an issued and unexpired Licensed Patent that is in force and which has not been revoked, disclaimed or held to be invalid or unenforceable by a court of competent jurisdiction or other governmental agency of competent jurisdiction by a decision from which no further appeal may be taken, which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.60         “WCCC” is a corporation established under the laws of the Commonwealth of Massachusetts of which the University of Massachusetts is the sole member, which [ * ] shall [ * ] hereof and is entering into this Agreement [ * ].

2.             LICENSES

2.1           Licenses to Merck.

2.1.1        Subject to the terms and conditions of this Agreement, Licensors hereby grant to Merck an exclusive, royalty-bearing license, with the right to sublicense pursuant to Section 2.2, under the Licensed Technology to research, develop, make, have made, import and use Antibodies and to research, develop, make, have made, import, use, offer for sale and/or sell Products in the Territory, in each case for use in the Field.

2.1.2        Subject to the terms and conditions of this Agreement and in particular subject to Section 2.4.2 and Section 2.5, Medarex hereby grants to Merck an exclusive (even as to Medarex), royalty-bearing license, with the right to sublicense pursuant to Section 2.2, under the Medarex Patents to research, develop, make, have made, import and use Antibodies and to research, develop, make, have made, import, use, offer for sale and/or sell Products in the Territory, in each case for use in the Field.

2.1.3        Subject to the terms and conditions of this Agreement, Medarex hereby grants to Merck an exclusive license, with the right to sublicense pursuant to Section 2.2, under the Production Process Technology of Medarex, to research, develop, make, have made, import and use Antibodies and to research, develop, make, have made, import, use, offer for sale and/or sell Products in the Territory, in each case for use in the Field.

2.1.4        Subject to the terms and conditions of this Agreement, UMass hereby grants to Merck an exclusive license, with the right to sublicense pursuant to Section 2.2, under the Production Process Technology of UMass (including MBL) to research, develop, make, have made, import and use Antibodies and to research, develop, make, have made, import, use, offer for sale and/or sell Products in the Territory, in each case for use in the Field.

2.1.5        Covenant Not to Sue.  In the event that the making, having made, use, offer for sale, sale or import by Merck, or Merck’s Affiliates or Sublicensees, of Antibody(ies) or Licensed Product(s) would infringe during the Term a claim of any [ * ] and are [ * ] to Antibodies and Licensed Products, and that are [ * ] Merck to develop, make, have made, use, sell, offer for sale or import Antibody(ies) and Licensed Product(s) in the Territory in the Field, Licensors each hereby covenant on behalf of themselves and their respective Affiliates and sublicensees, not to enforce, and not to seek enforcement of such [ * ] against Merck, its Affiliates and Sublicensees in the Territory.  In any agreement in which either Licensor grants rights to a Third Party [ * ], Licensors shall cause such Third Party to agree to the terms of this Section 2.1.5.

2.2           Sublicenses.  Subject to the terms and conditions of this Agreement (and in particular, with respect to the right to sell, lease, and offer for sale or lease Licensed Products under the Medarex Patents, Section 2.5), Merck shall have the right to sublicense the rights granted in Section 2.1 above through multiple tiers of sublicenses.  Each such sublicense shall be consistent with all the terms and conditions of this Agreement.  Merck shall remain responsible to Licensors for each such Sublicensee’s, and Sublicensees’ sublicensees’ obligations under the sublicense.

2.3           Exclusivity.  Except as set forth in the terms of this Agreement, the Parties acknowledge and agree that during the Term, (i) Merck shall, and shall cause its Affiliates to, (ii) Medarex shall, and shall cause its Affiliates to, and (iii) MBL shall, and UMass shall cause MBL to, [ * ].  For the avoidance of doubt, [ * ] including, without limitation, [ * ] and [ * ] and with respect to which Merck [ * ] set forth in Section [ * ].

2.4           Retained Rights.

2.4.1        UMass.  UMass retains the right to use the Licensed Technology and the Production Process Technology for the purpose of academic research and teaching at UMass facilities, without payment of compensation to Merck.  UMass may license its retained rights under this Subsection 2.4.1 to post-doctoral fellows and students of UMass faculty members, in each case at UMass facilities.

2.4.2        Medarex.  Medarex retains the right to continue to perform its obligations pursuant to agreements that have been executed with Third Parties prior to the Execution Date (“Third Party Existing Agreements”) and to grant rights to such Third Parties pursuant to the terms of such Third Party Existing Agreements as they exist as of the Execution Date.  This includes the right under such Third Party Existing Agreements to (a) grant licenses and other rights under the Medarex Patents to such Third Parties pursuant to existing options and licenses; (b) immunize the Medarex transgenic mice on behalf of such Third Parties for the generation of antibodies raised against the Antigens, (c) transfer Medarex know-how, but not the Licensed Know-How, to such Third Parties in connection therewith, including by providing instruction with respect to the use and immunization of the Medarex transgenic mice and assistance with respect to the Medarex Patents and know-how, (d) develop production processes for, and manufacture, antibody products, and (e) receive license fees, milestone payments, royalties and other remuneration in connection therewith, in each case pursuant to the terms of the Third Party Existing Agreements as they exist as of the Execution Date; provided, however, in connection with clause (a), (b), (c), (d) or (e) above, Medarex shall not otherwise actively participate in the clinical development or commercialization by such Third Parties of such antibody products raised against the Antigens.

2.5           Cross License Agreement.  The Cross License Agreement prohibits Medarex from granting commercialization rights to the same antibody product, whether by license or sublicense, under certain Medarex Patents to more than one party in a territory.  Pursuant to the foregoing, Medarex may not grant Merck the right to directly grant sublicenses under certain Medarex Patents that are covered by the Cross License Agreement to sell, lease, and offer for sale or lease a particular Licensed Product.  So long as the applicable provisions of the Cross License Agreement are in effect, if Merck grants or desires to grant a sublicense to a particular Sublicensee under the Medarex Patents to sell, lease, and offer for sale or lease a particular Licensed Product, then, upon Merck’s request, Medarex shall, and shall cause its Affiliates to, enter into an agreement with such Sublicensee which grants a direct license to such Sublicensee under such of the Medarex Patents that are covered by the Cross License Agreement to sell, lease, and offer for sale or lease such Licensed Product on the same terms and conditions as the sublicense granted by or desired to be granted by Merck to such Sublicensee (“Direct Sublicense Agreement”); provided, each such Direct Sublicense Agreement granted by Medarex shall: (i) be consistent with all the terms and conditions of this Agreement; (ii) provide that all performance obligations of such Sublicensee, including without limitation, with respect to development and commercialization of Licensed Products and payment of amounts owing under the sublicense granted to such Sublicensee by Merck, shall be owed to Merck and not to Medarex; (iii) not conflict with any of the rights granted under this Agreement; (iv) provide that Merck is a Third Party beneficiary under such Direct Sublicense Agreement, with the right, at Merck’s expense, to enforce the terms and conditions of such Direct Sublicense Agreement against such Sublicensee, including the right to collect all monies due to Merck from such Sublicensee under such Direct Sublicense Agreement; and (v) be subject to Merck’s approval, which approval shall not be unreasonably withheld.  Further, it is understood and agreed by Merck that, in such sublicense granted by Merck to such Sublicensee, Merck shall make the rights related to such Medarex Patents granted by Medarex to Merck under Section 2.1.2 subordinate to such direct license granted by Medarex to such Sublicensee, such that the rights granted by Medarex to Merck under Section 2.1.2 shall not be in conflict with the rights granted to such Sublicensee by Medarex under this Section 2.5.

2.6           Transfer of Licensed Know-How.  Subject to the terms of this Agreement, including in particular Article 7, each of Medarex and MBL shall during the Term, and shall cause its Affiliates to, without additional compensation and at such Party’s sole expense, disclose and make available to Merck, in whatever form Merck may reasonably request, the Licensed Know-How, and the Production Process Technology specifically used to manufacture the Antibodies, and any other Information specifically relating directly to the research, development, manufacture and commercialization of the Antibodies or Products promptly after the Closing Date and thereafter as applicable and useful during the Term.

2.7                           No Further Rights.               Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise.

3.     MANUFACTURE AND SUPPLY.

3.1.          Initial Material.

3.1.1.       Pursuant to the terms herein, Licensors agree to deliver to Merck and Merck agrees to accept such delivery of the following: one lot each of CDA-1 and CDB-1 manufactured at 2500L scale Manufactured in MBL’s Mattapan, MA facility (the “Initial Material”), as further described in Exhibit 3.  Within thirty (30) days after the Closing Date, Licensors shall deliver to Merck at the site specified by Merck the Initial Material.

3.1.2.       The Parties acknowledge the need for (i) as between Merck, MBL and Medarex, a Quality Agreement covering the Initial Material and (ii) as between Merck and MBL, a Quality Agreement covering the Supplemental Material and expressly agree that the applicable Parties shall negotiate and execute such Quality Agreements within sixty (60) days after the Closing Date; provided, however, that the [ * ].  For avoidance of doubt, [ * ] and may affect [ * ] under Article 4.

3.1.3.       Interim Development Support.  In addition to delivery of the Initial Material as provided in Section 3.1.1 above, the Parties shall carry out the following tasks as promptly as practicable and in no event later than January 1, 2010:

3.1.3.1.        [ * ].  [ * ] shall, [ * ] to confirm that there is [ * ] as a result of [ * ]  Licensors will supply materials mutually agreed upon to [ * ] shall carry out [ * ].

3.1.3.2.        [ * ].  [ * ] may, at its option, [ * ].

3.1.3.3.        [ * ].  [ * ] shall conduct [ * ] and [ * ].  [ * ] shall provide [ * ] as requested by [ * ] so that [ * ] prior to the [ * ].  [ * ] will provide [ * ] used to [ * ]

in such quantities as reasonably requested by [ * ] (including [ * ] and [ * ] to participate in the execution of the studies [ * ].

3.1.3.4.        [ * ].  [ * ] shall as promptly as practicable provide the [ * ] by [ * ]. [ * ] shall as promptly as practicable provide [ * ] as are in possession of [ * ] as [ * ] may reasonably request [ * ] including without limitation [ * ] and [ * ] as well as [ * ].

3.1.3.5.        [ * ].  [ * ] shall designate the [ * ]. [ * ] shall provide staff for training and necessary materials [ * ].

3.1.3.6.        [ * ].  [ * ] shall perform [ * ] on both [ * ] based on [ * ] and current equipment.

3.1.3.7.        [ * ].  In furtherance of [ * ] with regard to [ * ] [ * ] coordinate with [ * ] to transfer as promptly as practicable [ * ] as reasonably requested by [ * ] including without limitation, those [ * ].  In addition, [ * ] shall promptly provide [ * ] to [ * ] with regard to the [ * ].  For avoidance of doubt, [ * ] shall not be required pursuant to this Section 3.1.3.7 to [ * ].

3.1.4.       The Initial Material shall be at no cost to Merck; provided, however, that the Interim Development Work listed in Sections 3.1.3.1 through 3.1.3.5 shall be charged to Merck [ * ], if additional work is required; provided, further, that the Interim Development Work listed in Sections 3.1.3.6 shall be charged to Merck [ * ] for completion of the two remaining 24 month samples for current stability protocol and conducting the release assays on final vials described in Exhibit 3 and 4. Additional time points that may be added by Merck to the stability protocol to extend testing will be charged [ * ] at each time point added for each monoclonal antibody and for each temperature condition chosen to be evaluated.

3.1.5.       (a) MBL represents and warrants that [ * ] as set forth in Exhibit 3.  (b) Medarex represents and warrants that [ * ] as set forth in Exhibit 3.

3.2.          Supplemental Material.

3.2.1.       First Supplemental Material.  In addition to the Initial Material, MBL shall Manufacture one 2500L lot of the CDA1 Antibody and one 2500L lot of the CDB1 Antibody at the current scale using the current process and Manufactured with current MBL protocols and with current equipment and, with a yield of [ * ] except, in each case, for decreases to provide the materials for the jointly agreed-upon studies set forth in Exhibit 2 (“First Supplemental Material”).  Such Manufacture shall be initiated on or after July 1, 2009 in MBL’s Mattapan MA facility.  MBL shall deliver by January 1, 2010 the First Supplemental Material and shall represent and warrant that [ * ] as set forth in Exhibit 3.  The supply price for the First Supplemental Material provided under this Section 3.2.1 shall be [ * ].  Payment of such [ * ] for each Antibody: the first tranche will be paid within [ * ] after commencement of production by MBL of such Antibody; and the second shall be paid within [ * ] after delivery of such Antibody to Merck (including the requisite certificate of analysis and supporting documentation set forth in the Quality Agreement) relating to such Antibody, or if Merck requests delay in delivery of such Antibody, upon delivery to Merck of such certificate of analysis and supporting documentation for such Antibody The fixed price also includes [ * ]. MBL shall also perform analytical testing for release and stability on both bulk and finished vials based on its existing testing protocols and current equipment at a schedule and at temperature conditions mutually agreed. The costs of stability testing will be [ * ] at each time point selected for each monoclonal antibody and for each temperature condition evaluated and shall include the individual tests listed on Exhibit 4. Release testing on bulk and final vial testing will be at [ * ] as described in Exhibit 3.

3.2.2.       Option for Second Supplemental Material. Merck shall have the option to request MBL to Manufacture one additional 2500L lot of the CDA1 Antibody and one additional 2500L of the CDB1 Antibody (“Second Supplemental Material”), such Manufacture to be initiated in MBL’s Mattapan MA facility according to a timetable mutually agreed by the Parties.  MBL shall provide the same representation and warranty for such Second Supplemental Material as provided in Section 3.2.1 with regard to the First Supplemental Material.  Merck shall exercise its option to request Second Supplemental Material under this Section 3.2.2 [ * ].  Prior to initiation of such Manufacture, MBL and Merck shall agree on the applicable supply price for the Second Supplemental Material; provided, however, that MBL and Merck acknowledge that such supply price [ * ].

3.2.3.       Technical Representatives. MBL agrees to permit one or more qualified technical representatives of Merck and/or a Merck-designated contract manufacturing organization to be present and observe the Manufacture of the Supplemental Material.  MBL shall give Merck reasonable notice of its manufacturing schedule, as established at MBL’s discretion, and Merck representatives shall be trained in MBL’s relevant SOP’s, to include gowning and other visitor-specific requirements.

3.2.4.       [ * ].  Should [ * ] in order to [ * ] the [ * ].  If [ * ] then [ * ] and [ * ].

3.3.          Technology Transfer.  At any time after the Closing Date that Merck determines it wishes to initiate technology transfer, Licensors shall promptly conduct such technology transfer.  Such technology transfer shall include Merck and/or Merck’s designated contract manufacturing organization, as specified by Merck. The Parties shall work together to determine the scope and mutual governance of such technology transfer taking into account Product development needs and timing.  Licensor’s services for agreed technology transfer and agreed work scope activities shall be [ * ].

3.4.          Development Consultancy Services. At any time after the Closing Date that Merck determines it wishes to access Licensors’ employees for development consulting services, Licensors shall promptly and reasonably make staff available. The Parties shall work together to determine the scope of such consulting taking into account Product development needs and timing. Licensors’ services for development consulting activities shall be [ * ].

3.5.          Shipments of Material. The Material will be delivered to Merck F.O.B. Destination, Freight Not Allowed (UCC 2-319).  All Material shipped to Merck shall be shipped in accordance with specific pre-specified conditions appropriate for Materials, including without limitation cold storage. All Materials shall be accompanied by a Certificate of Analysis for all manufacturing lots, packing slips and Material Safety Data Sheets (MSDS) and any other information reasonably requested by Merck.  The form of such documents shall be as specified by Merck from time to time.

3.6.          Warranty Disputes.  In the event that Merck believes at any time that the Material does not conform to any warranty under this Article 3, then Merck shall notify Licensors of such belief.  Any such disagreement shall be settled through [ * ].  In the event that said negotiations are not successful and the matter can be resolved through independent laboratory testing of the Material, then the dispute shall be referred to an independent testing laboratory selected by the applicable Parties within seven (7) days of a demand by any involved Party.  The determination of the independent testing laboratory shall be final and binding on the involved Parties.  In the event that any of the Supplemental Material does not conform to the warranties as determined by the independent testing laboratory, then Merck shall have the right to return any nonconforming Material to MBL for credit.  Notwithstanding the foregoing, (i) [ * ]; (ii) a failure of Materials to meet the warranties set forth in this Article 3 shall [ * ]; (iii) a failure of Materials to meet the warranties set forth in this Article 3 shall [ * ]; and (iv) the remedies set forth in this Section 3.6 shall not preclude any indemnification claim that Merck may have pursuant to Section 11.1 or Section 11.2.

3.7.          EXCEPT AS EXPRESSLY PROVIDED HEREIN, LICENSORS MAKE NO OTHER REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MATERIALS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3.8.          Diligence.  The Parties expressly agree that any obligation set forth in this Article 3 shall be performed using Commercially Reasonable Efforts.

4.     DILIGENCE

4.1.        Efforts.  Commencing as of the Closing Date, Merck shall use Commercially Reasonable Efforts to develop, obtain Regulatory Approval, manufacture, market and sell Licensed Products throughout the Territory.  Merck shall use Commercially Reasonable Efforts to (i) achieve Regulatory Approvals for the sale of Licensed Products in the Territory by submitting registration packages requesting approval for commercial sale of the Licensed Product as soon as reasonably practicable and (ii) actively pursue commercial sales of Product in the Territory upon obtaining necessary Regulatory Approvals.  In particular, Merck shall exercise Commercially Reasonable Efforts to develop and obtain Regulatory Approvals in the Major Markets.  All costs of development, manufacture, marketing and sale of Product shall be borne by Merck, its Affiliates or Sublicensees.

4.2.              Development Plan.

4.2.1.       Within [ * ] after the later of (i) the Closing Date or (ii) the end-of-Phase II meeting with the FDA (or in any case such other time as the Parties shall mutually agree), Merck shall [ * ] (i) the proposed approach that Merck intends to take [ * ] and the [ * ] (ii) the [ * ] for such [ * ] with respect to the Products in the Major Markets (the “Development Plan”).  At the same time as Merck provides such Development Plan to the Licensors, Merck shall also provide reasonable advanced written notice of [ * ] and for a [ * ] during which [ * ].  Such [ * ] unless otherwise mutually agreed by the Parties.

4.2.2.       Thereafter, within [ * ], Merck shall provide Licensors with a [ * ], including any [ * ] in the [ * ]. Merck and Licensors shall [ * ] after Merck provides such [ * ] or at such other time as mutually agreed by the Parties, to review [ * ] during which [ * ].

4.2.3.       If Licensors believe that Merck is not using its Commercially Reasonable Efforts in developing or seeking Regulatory Approval for a Licensed Product in a Major Market, Licensors may notify [ * ], taking into account any actual development and regulatory performance of Merck as of such date.  Merck shall, within [ * ] of such notification:

(a)           notify Licensors of its agreement that [ * ], which [ * ] Licensors may [ * ] and if Licensors [ * ], the Parties shall proceed as set forth in Section 4.2.4 below; or

(b)           provide Licensors with a [ * ] as to [ * ].

4.2.4.       If Licensors [ * ] or if Merck notifies Licensors that [ * ] and Licensors [ * ], then such dispute shall be referred to Parties’ respective executives as set forth in this Section 4.2.4.  The dispute shall first be referred to such executives as may be appointed by Licensors, and Merck’s [ * ].  If the dispute is not resolved [ * ] after the dispute is initially referred to each Party’s executives as set forth above, or such longer period as such executives may agree, the dispute may be referred to [ * ] on the one hand, and Licensors, on the other hand) [ * ] shall use their good faith efforts to resolve such dispute.  If such dispute is not resolved by the senior officers of the Parties [ * ] after such dispute is referred to them, or such longer period as such officers may mutually agree, then Licensors may refer the matter for dispute resolution in accordance with Section 13.7.

4.2.5.       If the arbitrator panel appointed pursuant to Section 13.7 determines that Merck has not met its obligations to exercise Commercially Reasonable Efforts to develop and seek Regulatory Approval of the Licensed Product, Merck shall take whatever steps are necessary to increase its development and regulatory activities to meet such obligation, and if Merck does not meet such obligation within the time determined by the arbitration panel, the provisions of Section 12.2 shall apply.

4.3.          [ * ].  Commencing with the first updated Development Plan provided pursuant to Section 4.2.2, and thereafter annually at the same time as Merck provides its updated Development Plan pursuant to Section 4.2.2, Merck shall provide to Licensors [ * ].  Such obligation [ * ] shall [ * ].  Such [ * ] shall be provided for the [ * ].

4.4.          Conditions for Exercise of Commercially Reasonable Efforts.  Merck’s obligations under this Article 4 are expressly conditional upon:

(a)           the absence of a Force Majeure; and

(b)           the fulfilment of Licensors’ obligations under this Agreement, including with respect to Licensors’ warranties contained herein, and with respect to supply of Antibodies by MBL pursuant to this Agreement, and Merck’s obligation to develop, market and sell any Licensed Product(s) will be suspended for as long as any Force Majeure or non-fulfilment exists; provided, however, that such [ * ].

Any and all Information disclosed by any Party pursuant to this Article 4 shall be deemed trade secrets and, if so disclosed, shall be treated by the Parties as Confidential Information in accordance with Section 7.1.

5.     CONSIDERATION

5.1.          Up-front Payment.  In partial consideration of the rights granted to it by Licensors under this Agreement, Merck shall pay to Licensors collectively a non-refundable, noncreditable upfront fee of sixty (60) million United States dollars (US$60,000,000) within thirty (30) days after the Closing Date.  The upfront fee will be unconditional and as such shall not be subject to any offset, credit, reduction or repayment for any reason whatsoever.

5.2.          Development Milestone Payments. Within thirty (30) days following the first occurrence of the relevant milestone events specified below with respect to the first Licensed Product to reach such milestone, Merck shall pay to Licensors collectively the following amounts:

[ * ]

[ * ].  Each milestone payment is payable only once.  The milestone payments will be unconditional and as such shall not be subject to any offset, credit, reduction or repayment for any reason whatsoever.

5.3.          Sales Milestone Payments.

5.3.1.       Merck will pay a one-time sales milestone payment of [ * ] within thirty (30) days following the first time that total Net Sales of Products in the Territory in a Calendar Year are equal to or greater than [ * ].

5.3.2.       Merck will pay a one-time sales milestone payment of [ * ] within thirty (30) days following the first time that total Net Sales of Products in the Territory in a Calendar Year are equal to or greater than [ * ].

5.3.3.       Merck will pay a one-time sales milestone payment of [ * ] within thirty (30) days following the first time that total Net Sales of Products in the Territory in a Calendar Year are equal to or greater than [ * ].

The [ * ] will be [ * ] of [ * ] within [ * ] after the [ * ] when such [ * ].  The [ * ] shall be [ * ] and as such [ * ] any reason whatsoever.

5.4.          Royalties on Net Sales.  Merck will pay Licensors royalties on a country-by-country and Product-by-Product basis according to the following schedule:

5.4.1.       Licensed Products.

5.4.1.1.            If the manufacture, sale, use or import of the Licensed Product at the time of First Commercial Sale in a country (or after issuance of such a Patent if it issues after First Commercial Sale) would infringe a Valid Claim of the Licensed Patents, the royalty rate shall be:

5.4.1.1.1. [ * ] on the annual Net Sales of Licensed Product for the longer of the last to expire of the Licensed Patents or [ * ] from the First Commercial Sale of such Licensed Product; and

5.4.1.1.2. [ * ] on the annual Net Sales of such Licensed Product for [ * ] following the period set forth in Section 5.4.1.1.1.

5.4.1.2.            If the Licensed Product is not covered under Section 5.4.1.1, but the manufacture, sale, use or import of such Licensed Product utilizes Licensed Know-How, the royalty rate shall be [ * ] on the annual Net Sales of such Licensed Product for [ * ] from the First Commercial Sale of such a Licensed Product in an applicable country.

5.4.1.3.            [ * ].  The Parties acknowledge that the key Patents relating to the Licensed Products have been published.  Accordingly, in the event that: (1) a [ * ] after the First Commercial Sale in a country; and (2) Merck has, prior to [ * ] paid Licensors royalties at the [ * ]; then the remaining provisions of this Section 5.4.1.3 shall apply.

(a)           Any Party that becomes aware of the [ * ] shall so notify the other Parties of the [ * ].

(b)           For royalty payments due after [ * ], Merck shall pay the [ * ].

(c)           Merck shall, within ninety (90) days of such notice, [ * ], as such term is defined herein.  The [ * ] on the [ * ]:  (1) the [ * ], and (2) the [ * ] prior to the [ * ]; and shall [ * ].

5.4.2.       Non-Licensor Products.

5.4.2.1.            Merck shall pay the [ * ] that [ * ], provided that the period during which such royalty shall be payable [ * ];

5.4.2.2.            If, [ * ] Merck has not [ * ], then [ * ] of such Non-Licensor Product in such country, but not to exceed [ * ].

For the avoidance of doubt, the following [ * ]: (i) if a Non-Licensor Product [ * ], the royalty rate applicable to the Licensed Product under Sections 5.4.1.1 or 5.4.1.2 [ * ]; (ii) if the Non-Licensor Product [ * ], the royalty rate on the Non-Licensor Product [ * ] and [ * ].

5.5.          Blended Royalty Rates.  With respect to the royalty rates for Products, the Parties acknowledge and agree that the Licensed Patents and Licensed Know-How licensed pursuant to this Agreement justify royalty rates of differing amounts with respect to sales of such Products, which rates could be applied separately to Products involving the exercise of such Licensed Patent rights and/or the incorporation or use of such Licensed Know-How, and that if such royalties were calculated separately, royalties relating to Licensed Patents and royalties relating to Licensed Know-How would last for different terms.  The Parties have determined, in light of such considerations and for reasons of convenience, that blended royalty rates for the Licensed Patents and the Licensed Know-How licensed hereunder will apply during a single royalty term (which blended royalty rates would be advantageous to both Parties).  Consequently, the Parties have agreed to adopt the royalty rates set forth in Section 5.4 hereof.

5.6.          Royalty Offset.  Subject to the terms of this Section 5.6, if Merck [ * ], any [ * ] payable by Merck or its Affiliates to [ * ] would be [ * ].  Notwithstanding the foregoing, in no event shall [ * ] of the royalty obligation otherwise payable pursuant to Section 5.4, after the deduction and/or [ * ].  In the event that Licensors [ * ] then upon written notice by Licensors to Merck, the Parties shall pursue a resolution of such disagreement [ * ].

6.              PAYMENTS

6.1.          Royalty Reports and Payments.  Merck shall deliver to Licensors within [ * ] in which Products for which Merck owes a royalty hereunder are sold, a statement providing the information shown on the form of royalty report attached hereto as Exhibit 6.  Merck shall make royalty payments to Licensors within [ * ] in which Net Sales have occurred.

6.2.          Payments; Interest.  Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is not a business day, then the next succeeding business day.  Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of the prime rate as published in The Wall Street Journal, Eastern Edition, on the first day of each Calendar Quarter in which such payments are overdue, plus [ * ] and the maximum rate permitted by law, calculated on the number of days such payment is delinquent, compounded monthly. Pursuant to the instructions of the Licensors, amounts payable pursuant to Article 5 shall be divided equally between Medarex and UMass and disbursed separately by Merck.

6.3.          Taxes.  UMass and Medarex shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Merck to Licensors under this Article 5 (“Agreement Payments”).  If applicable laws, rules or regulations require the withholding of Taxes, Merck shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments.  Merck shall submit to Licensors appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time.  Merck shall provide Licensors reasonable assistance in order to allow Licensors to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments.   In the event that Merck wishes to assign this Agreement as a whole, or the payment obligations under this Agreement, to an Affiliate of Merck, and as of the date of such assignment such assignment would require the Merck Affiliate to withhold taxes from payments made under this Agreement to UMass, Merck will notify UMass, and such assignment shall be subject to UMass’s consent.

6.4.          Tax-Exempt Status.  Merck and Medarex acknowledge that UMass, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended.  Merck and Medarex also acknowledge that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds.  If the Internal Revenue Service determines, or if counsel to UMass reasonably determines, that any term of this Agreement affects the tax-exempt status of UMass or the bonds used to finance UMass facilities, the relevant term and terms of the Agreement that are affected thereby shall be deemed to be invalid and shall be modified in accordance with Section 13.11.

6.5.          Payment Currency.  All payments to be made by Merck to Licensors under this Agreement shall be made in United States dollars and may be paid by check made to the order of Licensors or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Licensors from time to time.  In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Licensors shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system, prevailing on the third to the last business day of the month preceding the month in which such sales are recorded by Merck, which Merck rate of exchange shall be derived from an internationally recognized source for currency exchanges such as Bloomberg.com or a similar source.

6.6.          Records Retention. Merck shall maintain (and shall ensure that its Affiliates and Sublicensees shall maintain) complete and accurate books, records and accounts that fairly reflect their respective Net Sales with respect to Products in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP, which books, records and accounts shall be retained by Merck until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

6.7.          Audit.  Licensors shall have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Merck, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Merck (and its Affiliates and Sublicensees) as may be reasonably necessary to verify the accuracy of royalty reports for Products for any Calendar Year ending not more than [ * ] prior to the date of such request; provided, however, that Licensors shall not have the right to conduct more than one such audit in [ * ].  The accounting firm shall disclose to each Party whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Licensors.  Licensors shall [ * ].  If, based on the results of such audit, additional payments are owed by Merck under this Agreement, Merck shall make such additional payments, with interest from the date originally due as provided in Article 5, within [ * ] on which such accounting firm’s written report is delivered to Merck.  Licensors shall treat all information subject to review under this Section 6.7 in accordance with the confidentiality provisions of Article 7 and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Merck obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.  In the event that Merck disagrees with the accounting firm’s results hereunder, then upon written notice by Merck to Licensors, the Parties shall [ * ].

7.     CONFIDENTIALITY

7.1.          Confidential Information. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for ten (10) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

7.1.1.       is or becomes public or available to the general public otherwise than through the act or default of the receiving Party;

7.1.2.       is obtained by the receiving Party from a Third Party who is lawfully in possession of such Confidential Information and is not subject to an obligation of confidentiality or non-use owed to the disclosing Party or others;

7.1.3.       is previously known to the receiving Party prior to disclosure to the receiving Party by the disclosing Party under this Agreement, as shown by written evidence, and is not obtained or derived directly or indirectly from the disclosing Party;

7.1.4.       is disclosed by the receiving Party pursuant to the requirement of law, provided that the receiving Party has complied with the provisions set forth in

Section 7.3; or

7.1.5.       is independently developed by the receiving Party without the use of or reliance on any Confidential Information provided by the disclosing Party hereunder, as shown by contemporaneous written evidence.

7.2.            Licensed Know-How.  Subject to the terms of this Article 7, Licensors shall maintain the confidentiality of Licensed Know-How in the Field, as if such Licensed Know-How were disclosed to Licensors by Merck.

7.3.            Public Domain. For the purposes of this Agreement, specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of the receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the receiving Party.

7.4.            Legal Disclosure. If the receiving Party becomes legally required to disclose any Confidential Information provided by the disclosing Party, the receiving Party will give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning such disclosure and/or waive compliance with the non-disclosure provision of this Agreement. The receiving Party will reasonably cooperate with the disclosing Party in connection with the disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or the disclosing Party waives such compliance, the receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Confidential Information.

7.5.            Permitted Use and Disclosures. Each Party hereto may use or disclose Confidential Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting preclinical or clinical development, or otherwise exercising its rights hereunder; provided, however, that, if a Party is required to make any such disclosure of another Party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise).

7.6.            Public Disclosure. Except as otherwise required by law, neither Party shall issue a press release or make any other public disclosure concerning this Agreement or the subject matter hereof without the prior written approval of such press release or public disclosure by the other Party. Each Party shall submit any such press release or public disclosure to the other Party for its prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  If the receiving Party does not respond within fifteen (15) days from submission, the press release or public disclosure shall be deemed approved. The contents of any such announcement or similar publicity that has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.  Notwithstanding the foregoing, either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with law or for appropriate market disclosure.  If a public disclosure is required by law, including without limitation in a filing with the US Securities and Exchange Commission, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party’s prior review and comment and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

7.7.            Confidential Terms. Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other Party; except that disclosures may be made as required by securities or other Applicable Law, or to existing or potential acquirers or merger candidates; existing or potential pharmaceutical collaborators; actual or potential sublicensees; investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7.

7.8.            Survival. This Article 7 will survive expiry or termination of this Agreement for any reason for the period of time set forth in Section 7.1.

8.     REPRESENTATIONS AND WARRANTIES; CONDITIONS TO CLOSING

8.1.          Licensors.  Medarex and UMass hereby represent and warrant that as of the Execution Date:

8.1.1.       Medarex and UMass each have the right to grant the rights and licenses granted herein; and

8.1.2.       to the knowledge of the officers of Medarex and UMass, the Licensed Patents exist and have not been held by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part;

8.1.3.       it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Licensed Patents or Licensed Know-How;

8.1.4.       to the knowledge of the officers of Medarex and UMass, Medarex and UMass are the sole and exclusive owners of the Licensed Patents and Licensed Know-How, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Licensed Patents and/or Licensed Know-How;

8.1.5.       to the knowledge of the officers of Medarex and UMass, there are no existing claims, judgments or settlements against or owed by Medarex and/or UMass and no pending or threatened (in writing) claims or litigation relating to the Licensed Patents and Licensed Know-How; and

8.1.6.       to the knowledge of the officers of Medarex and UMass, Medarex and UMass have disclosed to Merck all material technical data in Medarex’s and UMass’ possession and control specific to the Licensed Patents and the Antibodies called CDA1 (MDX-066) and CDB1 (MDX-1388).

For purposes of this Section 8.1:  (a) “knowledge of” a person shall mean [ * ] (b) the officers of Medarex include the Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Science Officer, Managing Attorney Intellectual Property, and Senior Vice-President of Business Development, and (c) the officers of UMass include the Chief Executive Officer of MBL, and Executive Director of the Office of Technology Management of UMass Medical School.

8.2.          Medarex. Medarex hereby represents and warrants that as of the Execution Date:

8.2.1.       Medarex is a corporation duly organized validly existing and in good standing under the laws of the State of New Jersey, U.S.A.; and

8.2.2.       the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Medarex and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.3.          UMass and MBL.  UMass and MBL, jointly and severally, hereby represent and warrant that:

8.3.1.       UMass is a state university duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and MBL is an entity within the University of Massachusetts Medical School;

8.3.2.       the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of UMass and all necessary authorities on the part of MBL, and is legally binding upon UMass and MBL, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which either UMass or MBL is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

8.3.3.       [ * ] with [ * ] and amendments thereto, to [ * ] the [ * ] and to [ * ] under [ * ].

8.4.          Merck. Merck represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of New Jersey, and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Merck and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.5.        Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT NOTHING IN THIS AGREEMENT IS OR SHALL BE CONSTRUED AS:

8.5.1.       A WARRANTY OR REPRESENTATION BY LICENSORS OR WCCC AS TO THE VALIDITY OR SCOPE OF ANY LICENSED TECHNOLOGY; OR

8.5.2.       A WARRANTY OR REPRESENTATION BY LICENSORS OR WCCC THAT ANYTHING MADE, USED, SOLD, OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY OF THIRD PARTIES; OR

8.5.3.       AN OBLIGATION TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT (EXCEPT TO THE EXTENT AND IN THE CIRCUMSTANCES STATED IN ARTICLE 9);

8.5.4.       GRANTING BY IMPLICATION, ESTOPPEL, OR OTHERWISE, ANY LICENSES OR RIGHTS UNDER PATENTS OR KNOW-HOW OF LICENSORS OTHER THAN THE LICENSED TECHNOLOGY.

8.5.5.       A REPRESENTATION OR WARRANTY BY LICENSOR OR WCCC OF THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY LICENSED KNOW-HOW AT ANY TIME MADE AVAILABLE BY LICENSOR.

8.6.          Limitation on Liability.  (a)  [ * ] LICENSOR SHALL HAVE NO LIABILITY WHATSOEVER TO MERCK, ITS AFFILIATES OR SUBLICENSEES FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON MERCK, ITS AFFILIATES OR SUBLICENSEES, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE PRODUCTION, USE, OR SALE OF ANY PRODUCT, OR THE PRACTICE OF THE LICENSED PATENTS OR THE JOINT TECHNOLOGY; OR (B) THE USE OF ANY LICENSED KNOW-HOW.

(b)  [ * ] NO PARTY SHALL HAVE ANY LIABILITY TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR LOSSES OF ANY KIND, NATURE OR DESCRIPTION

WHATSOEVER FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE OF SUCH PARTY DUE TO THE ACTS OR OMISSIONS OF THE OTHER PARTY.

8.7.           HSR Filing; Closing Date of Agreement.

8.7.1.       Unless otherwise exempted from filing (it being the understanding of UMass that it is exempted from filing), each of Merck, UMass and Medarex shall, within ten (10) days after the Execution Date, file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any filing required of it under the HSR Act with respect to the transactions contemplated hereby.  The Parties will cooperate with one another to the extent necessary in the preparation of any such filing.  Each Party will be responsible for its own costs, expenses, and filing fees associated with any filing under the HSR Act.  In respect of any such filing, each of Merck, UMass and Medarex will use its good faith, diligent efforts to resolve and address any concerns on the part of any court or governmental authority regarding the legality of the proposed transaction, including cooperating in good faith with any government investigation and the prompt production of documents and information demanded by a second request for documents and of witnesses if requested, and to cause the Closing Date of this Agreement to occur as soon as practicable, as provided in Section 8.7.2.

8.7.2.       The “Closing Date” shall not occur until (a) the waiting period under the HSR Act shall have expired or earlier been terminated; (b) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement or any material portion hereof shall be in effect; (c) no requirements or conditions shall have been imposed in connection therewith which are not reasonably satisfactory to the Parties; and (d) each Party shall certify that the representations set forth in Sections 8.1 through 8.4 (Representations and Warranties) remain true and correct as of the Closing Date (collectively, the “Closing Conditions”).  In the event that the Closing Conditions are not satisfied on the date that is [ * ] after the Execution Date, this Agreement shall terminate.  Further, in the event that condition (a) of this Section 8.7.2 has not been satisfied within [ * ] after the Execution Date, then the Parties shall confer in good faith with respect to the best course of action with respect to the activities anticipated under this Agreement; provided, however, that in any event, either Party (Merck, on the one hand, and Licensors, on the other hand) may terminate this Agreement upon the fifteenth (15th) day after the [ * ] anniversary of the Execution Date if condition (a) has not then been satisfied.

8.8.          Portions of Agreement effective as of Execution Date.  Notwithstanding Section 8.7, the following provisions of the Agreement shall be in full force and effect as of the Execution Date:  Articles 1 (Definitions), 7 (Confidentiality), 8 (Representations and Warranties; Conditions to Closing), Section 12.6.2 (Termination: Return of Licensors Know-How), Section 13.1 (Governing Law), and Section 13.5 (Notices).

8.9.          Activities between Execution Date and Closing Date.  Effective upon the Closing Date, Licensed Patents and Licensed Know-How resulting from the independent activities of Licensors between the Execution Date and Closing Date shall be deemed to be subject to the licenses granted by Licensors to Merck hereunder.

9.                                      INTELLECTUAL PROPERTY

9.1.          Ownership of Licensed Technology.  Subject to the license grants and other rights set forth in this Agreement, as between the Parties, Licensors shall own and retain all right, title and interest in and to the Licensed Technology.

9.2.          Ownership of Medarex Patents.  Subject to the license grants to Merck under Article 2, as between the Parties, Medarex shall own and retain all right, title and interest in and to any and all Medarex Patents.

9.3.          Ownership of Production Process Technology.  Each Party shall own and retain all right, title and interest in and to such Party’s Production Process Technology, including any and all Information with respect to such Production Process Technology (including any Production Process Improvements) that are conceived, discovered, developed or otherwise made, by or on behalf of such Party, its Affiliates or, to the extent permitted, its sublicensees, whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto.  Each Party shall have the sole right, but not the obligation, to file, prosecute, maintain, defend and enforce, at its sole cost and expense, all Patents within such Party’s Production Process Technology.

9.4.          Ownership of Joint Technology.  Subject to the license grants and other rights set forth in this Agreement, Merck, Medarex and/or UMass (including MBL) shall each own an equal and undivided interest in and to any Joint Technology.

9.5.          Patent Prosecution – Licensed Patents and Joint Patents.  Licensors agree to file, prosecute and maintain in the Territory, upon appropriate consultation with Merck, the Licensed Patents licensed to Merck under this Agreement; provided, however, that with respect to Joint Inventions, Merck shall have the first right to file, prosecute, maintain and defend patent applications in the name of Merck and Licensors jointly.  With respect to Licensor Inventions, Licensors may elect not to file and if so, Licensors shall notify Merck and Merck shall have the right, at Merck’s sole cost and expense, to file, prosecute and maintain such patent applications in the name of Licensors, which patent applications shall thereupon be Licensed Patents hereunder.

9.6.          Cooperation.  Licensors and Merck shall cooperate fully in the preparation, filing, prosecution and maintenance of the Licensed Patents and Joint Patents, executing all papers and instruments so as to enable the relevant Party to apply for, to prosecute and to maintain Patent applications and Patents in any country.  Each Party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution, maintenance and defense of any such Patent applications or Patents. The filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number.  Licensors shall keep Merck advised of the status of the actual and prospective patent filings and upon Merck’s request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings.  Licensors shall promptly give notice to Merck of the allowance, grant, lapse, revocation, surrender, invalidation or abandonment of any Licensed Patents licensed to Merck for which Licensors are responsible for the filing, prosecution and maintenance.  Licensors shall consult Merck with regard to the filing of divisional applications following the allowance of any patent application within the Licensed Patents and before the payment of the issue or grant fee related to such allowed application.  The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 103(c) for US Patents.

9.7.          Option of Merck to Prosecute and Maintain Patents.  Licensors shall give notice to Merck of any desire to cease prosecution and/or maintenance of Licensed Patents on a country by country basis in the Territory and, in such case, shall permit Merck, in its sole discretion, to continue prosecution and/or maintenance of such Licensed Patents in the name of Licensors.  Any such Patents shall continue to be Licensed Patents hereunder. Licensor shall execute such documents and perform such acts in a timely manner at Licensors’ expense as may be reasonably necessary to allow the effective prosecution and/or maintenance of such Licensed Patents by Merck.  The cost and expenses incurred by Merck in prosecuting and maintaining such Licensed Patents after notice is provided by Licensors pursuant to this Section 9.7 shall be borne by Licensors.

9.8.          Costs.  Except as provided in Section 9.7, Merck shall reimburse Licensor for all of the costs and expenses required to file, prosecute and maintain the Licensed Patents, and to pay for all costs and expenses required to file, prosecute and maintain the Joint Patents.  Merck may not elect to cease payment of the costs of filing, prosecuting and maintaining such Patents for any country in the Major Markets.  Merck may elect to cease payment of the costs of filing, prosecuting and maintaining such Patents for a particular country other than the Major Markets by providing sixty (60) days written notice to Licensors.  Licensors agree that during such sixty (60) day period, Licensors shall not make any payment or incur any cost or expense that had not, prior to Merck’s notice of election to discontinue payment, been intended to be made or incurred during such sixty (60) day period.  Upon expiration of such sixty (60) day period, any Licensed Patents for which Merck has ceased to pay costs and expenses pursuant to this Section 9.8 shall not be considered Licensed Patents.

9.9.          Interference, Opposition, Reexamination, Reissue and other Post-Grant Proceedings.

9.9.1.       Licensed Patents.

9.9.1.1.    Licensors shall, within ten (10) days of learning of such event, inform Merck of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to Licensed Patents.  Merck and Licensors shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding.  Merck shall have the right to review and approve any submission to be made in connection with such proceeding.

9.9.1.2.    Licensors shall not initiate any reexamination, interference or reissue proceeding relating to Licensed Patents without the prior written consent of Merck, which consent shall not be unreasonably withheld.

9.9.1.3.    In connection with any interference, opposition, reissue, or reexamination proceeding relating to Licensed Patents, Merck and Licensors will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Licensors shall keep Merck informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

9.9.2.       Joint Patents.

9.9.2.1.    Merck shall, within ten (10) days of learning of such event, inform Licensors of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to Joint Patents.  Merck and Licensors shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding.  Licensors shall have the right to review and approve any submission to be made in connection with such proceeding.

9.9.2.2.    Merck shall not initiate any reexamination, interference or reissue proceeding relating to Joint Patents without the prior written consent of Licensors, which consent shall not be unreasonably withheld.

9.9.2.3.    In connection with any interference, opposition, reissue, or reexamination proceeding relating to Licensed Patents, Merck and Licensors will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Merck shall keep Licensors informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

9.9.3.       Merck shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Licensed Patents and Joint Patents.

9.9.4.       Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such action, convene and consult with each other regarding the appropriate course of conduct for such action.  The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

9.10.        Infringement.        Licensors shall give Merck notice if Licensors become aware of (i) any infringement of Licensed Patents, or (ii) any misappropriation or misuse of Licensed Know-How.  With respect to the Licensed Know-How, Licensed Patents and the Joint Patents, Merck, its Affiliates and/or Sublicensees shall have the right (but not the obligation) to enforce in its own name and at its own expense any infringement, including counterclaims or defenses relating to invalidity, non-infringement, or unenforceability, of such Patents or misappropriation of such Licensed Know-How. Before Merck, its Affiliates or its Sublicensees commence an action with respect to any infringement of such Licensed Patents or Joint Patents, Merck shall consult with Licensors and reasonably consider any input by Licensors.

9.11.        Joining Licensors.  If Merck, its Affiliates and/or its Sublicensees elect to commence an action as described above and Licensors are legally indispensable parties to such action, Licensors shall either join in such action or, at its election, shall assign to Merck all of Licensors’ right, title, and interest in each Patent or Patent application which (i) is a part of the Licensed Patents and Joint Patents and (ii) is the subject of such action.  In the event that any Patent or Patent application is assigned to Merck by Licensors, pursuant to this Section 9.11, such assignment shall require Merck to continue to meet its relevant obligations, including its payment obligations, under this Agreement as if the assigned Patent or Patent application were still licensed, rather than assigned, to Merck.

9.12.        Cost Reimbursement.  Merck shall reimburse Licensors for any costs that Licensors incur as part of an action brought against Licensors, Merck, its Affiliates and/or Sublicensees or by Merck, its Affiliates and/or Sublicensees, provided that Merck has requested Licensors’ participation in the action and/or Licensors are indispensable parties to such action.

9.13.        Licensor Action.  In the event that Merck, its Affiliates and/or its Sublicensees elect not to exercise their right to prosecute any infringement of the Licensed Patents and Joint Patents pursuant to the above paragraphs, Licensors may do so at their own expense, controlling such action and retaining all recoveries therefrom.  To the extent reasonably necessary, Merck shall cooperate with Licensors in any action.

9.14.        Distribution of Recoveries.  Any revenues obtained as a result of a proceeding brought pursuant to Section 9.10 shall be distributed as follows:

9.14.1.     the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

9.14.2.     the other Parties shall then, to the extent possible and to the extent not already reimbursed by the other Party, recover their costs and expenses incurred in connection with the action; and

9.14.3.     [ * ]; and

9.14.4.     [ * ].

9.15.        Medarex Patents.  Medarex shall have the sole right, at its expense and in its sole discretion, (i) to prepare, file, prosecute and maintain the Medarex Patents and to conduct any interferences, reexaminations, reissues, oppositions, or request for patent term extensions relating thereto, (ii) to prosecute and defend any claim, suit or proceeding alleging patent infringement against Medarex, Licensors or Merck relating to the Medarex Patents, and (iii) to enforce the Medarex Patents against any Third Party if Medarex determines that such Medarex Patents are being infringed by a Third Party’s activities and that such infringement will affect the exercise by Merck of its rights and obligations under this Agreement.

9.16.        Ownership of Information and Inventions Made Under the Agreement. Ownership of Information developed by one or any of the Parties, ownership of Inventions conceived by one or any of the Parties under the Agreement, and ownership of Patents claiming such Inventions, shall be determined as set forth herein.  Inventorship will be determined in accordance with United States patent law.  Information developed solely by UMass and/or Medarex, and Inventions conceived solely by UMass and/or Medarex, shall be owned solely by the respective Party or Parties.  Information developed solely by Merck, and Inventions conceived solely by Merck will be owned solely by Merck.  Information developed jointly by UMass and/or Medarex and Merck, and Inventions conceived jointly by UMass and/or Medarex and Merck, shall be owned jointly by the applicable Parties.  Filing, prosecution and maintenance of any Patents claiming Inventions shall be carried out in accord with the provisions of this Article 9.

9.17.        Patent Term Restoration. The Parties shall cooperate with each other, including without limitation to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term extension, restoration and supplemental protection certificates and their equivalents in any country in the Territory where applicable to Licensed Patents.  In the event that elections with respect to obtaining such patent term extension, restoration or supplemental protection certificates or their equivalents are to be made, Merck shall have the right to make such election and Licensors agree to abide by such election.

10.           PUBLICATION

10.1         Publication. Each Party shall consult with each of the other Parties according to the procedures of this Section 10.1 before publishing, presenting or disclosing any publication, presentation or other public disclosure relating to the Agreement (each, a “Publication”).  Each Party shall provide the other Parties for review any written Publication at least fifteen (15) days prior to submission for publication or presentation or other public disclosure with regard to an abstract, and sixty (60) days prior to submission for publication or presentation or other public disclosure of any manuscript other than an abstact.  Within such sixty (60) day period, each Party shall advise the other Parties of, and such Party shall take, appropriate action to protect Information and/or Inventions (including Licensed Technology), including delay of the Publication to permit patent filings or modification of the publication to delete Information and/or Inventions (including Licensed Technology).  Until this publication process is completed, the Information and/or Inventions shall be kept confidential in accordance with Article 7 above by the Parties.  Notwithstanding the foregoing, Merck shall have the right at its sole discretion to include Information and/or Inventions in Regulatory Documentation, marked as confidential, at any time during the Term, and the

Parties understand and agree that MBL shall present the results of its Phase II clinical trial on June 3, 2009 at the Digestive Disease Week meeting and shall also publish such results in an appropriate journal or other publication.  MBL shall provide copies of the June 3rd presentation and its published article to Merck.

11            INDEMNIFICATION

11.1         Medarex.  Medarex shall indemnify, defend and hold harmless Merck, its Affiliates, and its and their directors, officers, employees and agents (each, a “Merck Indemnitee”) from and against any and all liabilities, damages, losses, costs or expenses (including attorneys’ fees) (each, a “Liability”) resulting from a claim, suit or proceeding made or brought by a Third Party against a Merck Indemnitee arising from or occurring as a result of any breach of the representations and warranties of Medarex set forth in Article 3, and Sections 8.1 and 8.2, except to the extent caused by the negligence or willful misconduct of a Merck Indemnitee.

11.2         [ * ].  [ * ] shall indemnify, defend and hold harmless [ * ] from and against any and all [ * ] against a [ * ] except to the extent caused by the negligence or willful misconduct of a Merck Indemnitee.

11.3         Merck.

11.3.1      UMass/MBL.  Merck shall indemnify, defend and hold harmless UMass/MBL and their trustees, officers, employees and agents (each, a “UMass/MBL Indemnitee”) from and against any and all Liabilities resulting from a claim, suit or proceeding made or brought by a Third Party against a UMass/MBL Indemnitee, arising from or occurring as a result of (i) any breach of the representations and warranties set forth in Section 8.4, (ii) the practice by Merck of any right granted herein, or (iii) any manufacture, use or sale of any Product by Merck and/or its Affiliates and/or its Sublicensees (including, without limitation, product liability claims), except to the extent that such a claim would be subject to indemnification by Medarex pursuant to Section 11.1 or by WCCC pursuant to Section 11.2.

11.3.2      Medarex.  Merck shall indemnify, defend and hold harmless Medarex and its directors, officers, employees and agents (each, a “Medarex Indemnitee”) from and against any and all Liabilities resulting from a claim, suit or proceeding made or brought by a Third Party against a Medarex Indemnitee, arising from or occurring as a result of (i) any breach of the representations and warranties set forth in this Agreement, (ii) the practice by Merck of any right granted herein, or (iii) any manufacture, use or sale of any Product by Merck and/or its Affiliates and/or its Sublicensees (including, without limitation, product liability claims), except to the extent such a claim would be subject to indemnification by Medarex pursuant to Section 11.1 or by WCCC pursuant to Section 11.2.

11.4      Procedure. In the event that any Indemnitee intends to claim indemnification under this Article 11 it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Liability.  The Indemnitor shall have the sole right to control the defense and settlement thereof.  The Indemnitee shall cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or Liability covered by this Article 11 and do nothing which would adversely affect such defense or settlement.  The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give.  For purposes of this Article 11, “Indemnitee” shall mean, as applicable, a Merck Indemnitee, a UMass/MBL Indemnitee, or a Medarex Indemnitee.

11.5      Merck Insurance.  Merck shall maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the U.S. pharmaceutical industry for the activities to be conducted by Merck under this Agreement.  Subject to the preceding sentence, such liability insurance or self-insurance program shall insure against all types of liability, including personal injury, physical injury or property damage arising out of the manufacture, sale, use, distribution or marketing of a Product.  Merck shall furnish to Licensors evidence of such insurance or self insurance, upon written request.  Such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by Merck to Licensors hereunder.

11.6      Cooperation.  Each Party shall cooperate with the other Parties to provide appropriate and reasonable documentation to permit such other Parties to obtain insurance coverage for Liabilities covered under this Article 11.

11.7      Survival.     This Article 11 will survive expiry or termination of this Agreement for any reason.

12.                                 TERM AND TERMINATION

12.1.        Term. The term of this Agreement (“Term”) shall commence on the Closing Date and unless earlier terminated as provided in this Article 12, this Agreement shall continue in full force and effect on a country-by-country and Product-by-Product basis until there are no remaining royalty payment obligations in a country, at which time the Agreement shall expire in its entirety in such country, at which point Merck shall have a fully paid-up, perpetual license in such country.

12.2.        Termination for Cause. Failure of Merck or Licensors to materially comply with any of the respective material obligations contained in this Agreement shall entitle the other Party to give the Party in default notice requiring it to cure such material default.  If such material default is not cured within [ * ] after receipt of such notice, the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by the Agreement) to terminate this Agreement by giving a notice to take effect immediately.  Notwithstanding the foregoing, in the event of a non-monetary default, if the default is not reasonably capable of being cured within the [ * ] cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default, the notifying Party may not terminate this Agreement, provided however, that the notifying Party may terminate this Agreement if such default is not cured within [ * ] of such original notice of default. The right of either Party to terminate this Agreement as herein above provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.  Notwithstanding the foregoing, in the event of a good faith dispute with respect to the existence of a material breach, the [ * ] cure period shall be tolled until such time as the dispute is resolved pursuant to Section 13.7.

12.3.        Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if such other Party proposes a written agreement of composition or extension of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment for the benefit of its creditors.

12.4.        Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Licensors are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  The Parties agree that the Merck, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

12.5.        Termination by Merck.  Subject to the terms of Section 12.6, Merck may terminate this Agreement at any time upon providing one-hundred eighty (180) days prior written notice to Licensors.

12.6.        Effect of Termination and Expiration.

12.6.1.         Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any material breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such material breach.

12.6.2.         Return of Licensor Know-How. Upon any termination of this Agreement, all licenses granted hereunder will immediately terminate and Merck shall promptly return to Licensors all Licensed Technology in tangible form; provided Merck’s counsel may retain one (1) copy of such tangible Licensor Technology for archival purposes and for ensuring compliance with Article 7.

12.6.3.         Reversion Rights upon Termination with Respect to Licensed Products.  In the event of (i) termination of this Agreement by Licensors under Sections 12.2 or 12.3 with respect to Licensed Products, or (ii) termination by Merck under Section 12.5, in each case (clauses (i) and (ii)) the following provisions shall apply with respect to the applicable Licensed Product to enable Licensors to further manufacture, develop, market and/or sell such Licensed Products:

12.6.3.1.        Merck shall transfer to Licensors [ * ], and subject to Section 12.6.3.3, [ * ];

12.6.3.2.  Merck shall work diligently and in good faith to coordinate with Licensors for the expeditious and orderly transfer of responsibility for clinical development activities and regulatory interactions related to the clinical development and seeking of Regulatory Approval for Licensed Product throughout the Territory, with the costs for such work assumed by Licensors as of the date of notice;

12.6.3.3.  Merck shall grant to Licensors a worldwide, sublicensable, non-exclusive, royalty-free, fully paid up license, with the right to sublicense through multiple tiers of sublicenses, [ * ], (ii) any [ * ], and (iii) any [ * ], in each case ((i), (ii) and (iii)) to the extent [ * ].  Notwithstanding the foregoing, Merck shall not be obligated to provide any materials, including any Antibody or Licensed Product, to Licensors if Merck, in the reasonable exercise of its discretion, has determined that such materials are unsafe for use in humans; provided, however, that this sentence does not apply to the master cell banks with respect to the Antibodies and Licensed Products, which in any case shall be transferred to Licensors hereunder; and provided, further, that in the event that Licensors disagree with Merck’s election not to provide the materials pursuant to this Section 12.6.3.3, then upon written notice by Licensors to Merck, the Parties shall pursue a resolution of such disagreement [ * ].

12.6.4.         Licensor Rights with respect to [ * ].  Notwithstanding the terms of this Section 12.6 or any other terms in this Agreement, in the event that [ * ] and upon the effective date of such termination [ * ], then the Agreement and all applicable provisions therein [ * ].  By way of example and not limitation, the obligation of Merck [ * ].

12.7.              Survival. Articles 1, 6 (as it relates to any payments due after the Term or rights that specifically survive termination), 7, 9, 11 (and any representations contained in Article 3 and 8 related to Article 11), 12 and 13 (other than Section 13.4) of this Agreement shall survive expiration or termination of this Agreement for any reason.

13.                                 MISCELLANEOUS

13.1.                Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York, USA, without regard to its conflict of laws principles.

13.2.                Patents and Trademarks.  Notwithstanding Section 13.1, any disputes regarding the validity, scope or enforceability of Patents or trademarks shall be governed by the patent and trademark law of the United States.

13.3.                Independent Contractors. The relationship of the Parties hereto is that of independent contractors.  Merck and Licensors are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

13.4.                Assignment; Change of Control.

13.4.1.             Without the prior written consent of the Licensors, in the case of Merck, or Merck, in the case of Licensors, no Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that any Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party(ies) (a) to any Affiliate of such Party; or (b) to any Third Party with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates if in any such event (i) the assigning Party (provided that it is not the surviving entity) remains jointly and severally liable with the relevant Licensor Affiliate or Third Party assignee under this Agreement, (ii) if Merck assigns the Agreement to a Merck Affiliate, that Merck guarantees the payment obligations of the Merck Affiliate, and (ii) the relevant Licensor Affiliate assignee, Merck Affiliate assignee, Third Party assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement.  In the event that [ * ] such Licensor shall [ * ].  In the event that [ * ], Licensor shall [ * ]; provided, however that Licensor shall [ * ].  For purposes of clarification with respect to subsection (b) herein, a Third Party that merges or consolidates with a Party, or to which a Party transfers all or substantially all of its assets to which this Agreement relates, shall not be deemed to grant the other Party to this Agreement any license or rights (including pursuant to Section 2.1.5) to such Third Party’s technology in existence as of the effective date of such merger, consolidation or transfer, unless such grant is made pursuant to a separate agreement, provided such Third Party shall maintain all licenses granted hereunder by such first Party with respect to its Patents, Information and/or Inventions licensed hereunder.  Any purported assignment or transfer in violation of this

Section shall be void ab initio and of no force or effect.

13.4.2.             In the event that Merck or any of its Affiliates merges or consolidates with, is otherwise acquired by, or acquires, a Third Party (including through a Change of Control transaction), during the Term, and if such Third Party (or any of its Affiliates) (x) is as of the effective date of such transaction, engaged, directly or indirectly, in the Development, marketing and/or sale of a Competing Product in any country in the Territory, and (y) with respect to any Affiliate of Merck that engages in such a transaction, to the extent that such Affiliate remains an Affiliate of Merck (or its successor, if applicable) immediately after the effective date of such transaction, then Merck, whether as acquirer or acquiree, (or its successor as the case may be) shall, within [ * ] after consummation of such merger, consolidation, or acquisition (or other Change of Control transaction) shall notify Licensors in writing whether Merck intends to (i) [ * ] or (ii) [ * ].  If Merck, whether as acquirer or acquiree, (or its successor as the case may be) notifies Licensors in writing within such [ * ] period that [ * ] then it shall have [ * ].  If Merck, whether as acquirer or acquiree, (or its successor as the case may be) makes [ * ] then Licensors may [ * ].  In the event that Merck, whether as acquirer or acquiree, (or its successor as the case may be) notifies Licensors in writing within such [ * ] period that [ * ] and rather [ * ] then all the terms of this Agreement with respect to [ * ].

13.4.3.             In the event that Medarex or any of its Affiliates merges or consolidates with, is otherwise acquired by, or acquires, a Third Party (including through a Change of Control transaction), during the Term, and if such Third Party (or any of its Affiliates) (x) is as of the effective date of such transaction, engaged, directly or indirectly, in the Development, marketing and/or sale of a small molecule pharmaceutical product or a biological product (including a vaccine or antibody product) in the Field in any country in the Territory, and (y) with respect to any Affiliate of Medarex that engages in such a transaction, to the extent that such Affiliate remains an Affiliate of Medarex (or its successor, if applicable) immediately after the effective date of such transaction, then Merck, shall be entitled, by providing written notice within [ * ] after consummation of such merger, consolidation, or acquisition (or other Change of Control transaction) to (i) [ * ] and (ii) [ * ].  If Merck provides such a notice, UMass shall thereafter [ * ] and shall [ * ].

13.5.                Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Party hereto:

If to Medarex:	If to Merck:

Medarex, Inc.	Merck Sharp & Dohme Research Ltd.
707 State Road	96 Pitts Bay Road
Princeton, New Jersey 08540	Pembroke HM 08,
Attn: Chief Executive Officer	Bermuda
Attn: Financial Director

With copies to:	With copies to:

General Counsel	Merck & Co., Inc.
Contracts Manager	P.O. Box 100, WS 2A-30
One Merck Drive
If to University of Massachusetts:	Whitehouse Station, N.J. 08889
Attn: Chief Licensing Officer
University of Massachusetts	Facsimile: (908)735-1214
Office of Technology Management
Univ. of Massachusetts Medical School	and
Higgins Building
222 Maple Avenue	Merck & Co., Inc.
Shrewsbury, MA 01545 USA	One Merck Drive
Attn: Executive Director	P.O. Box 100, WS3A-65
Whitehouse Station, NJ 08889-0100
If to WCCC:	Attention: Office of Secretary
Facsimile No.: (908)735-1246
Worcester City Campus Corporation
55 Lake Avenue North	If to Massachusetts Biologic Laboratories:
Worcester, MA 01655
Attn: President	Massachusetts Biologic Laboratories
460 Walk Hill Street
Mattapan, MA 02126
Attn: Chief Executive Officer

For avoidance of doubt, notice provided by Merck hereunder to Licensors shall not be effective unless provided to both UMass and Medarex, and notice provided by Licensors to Merck hereunder shall not be effective unless provided by both UMass and Medarex.

13.6.                Expedited Dispute Resolution.  In the event of a dispute between Merck, on the one hand, and Licensors, on the other hand, specifically arising under [ * ] (each, a “Limited Dispute”), then such Limited Dispute shall be resolved pursuant to the terms of this Section 13.6.  For the avoidance of doubt, with respect to [ * ] the Parties shall resolve such dispute pursuant to the dispute resolution mechanism set forth in Section 13.7.

13.6.1.             If the Parties (Merck, on the one hand, and Licensors, on the other hand) are unable to resolve a Limited Dispute through their good faith efforts within twenty (20) days of the first presentation of the Limited Dispute by a Party to the other Party, then such Limited Dispute shall be referred to a senior officer of each of the

Parties (Merck, on the one hand, and Licensors, on the other hand) authorized to resolve such Limited Dispute, which senior officers shall use their good faith efforts to resolve such Limited Dispute.

13.6.2.             If any Limited Dispute is not resolved by the senior officers of the Parties pursuant to Section 13.6.1 within fifteen (15) days after such Limited Dispute is referred to them, or such longer period as such officers may mutually agree, then either Party (Merck, on the one hand, and Licensors, on the other hand) shall have the right to refer such Limited Dispute to an Expert for expedited arbitration as set forth in Section 13.6.3.

13.6.3.             With respect to Limited Disputes that are not resolved by the senior officers of the Parties (Merck, on the one hand, and Licensors, on the other hand), upon written request by Licensors to Merck or by Merck to Licensors, the Parties shall promptly negotiate in good faith to appoint a mutually acceptable disinterested, conflict-free individual not affiliated with either Party, with [ * ] [ * ] and/or [ * ] necessary to resolve such dispute (an “Expert”).  If the Parties are not able to mutually agree upon an Expert within [ * ] after the receipt by a Party of the written request in the immediately preceding sentence, the American Arbitration Association, or such other similar entity as the Parties may agree, shall be responsible for selecting an Expert within [ * ] of being approached by a Party.  The fees and costs of the Expert and the American Arbitration Association (or such other entity) shall be shared equally (50%/50%) by the Parties (Merck, on the one hand, and Licensors, on the other hand).  Within [ * ] after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and one another a written statement of their respective positions on such Limited Dispute.  Each Party shall have [ * ] from receipt of the other Party’s submission to submit a written response thereto, which shall include any scientific, technical, accounting and/or regulatory information, as applicable to the specific Limited Dispute, in support thereof.  The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.  No later than [ * ] after the final submission by the Parties to the Expert as set forth above, the Expert shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith.  The decision of the Expert shall be final and conclusive, absent manifest error.

13.7.                Non-Expedited Dispute Resolution.

13.7.1.             The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof.  If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” and that is not otherwise specifically subject to the dispute resolution process set forth in Section 13.6, shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

13.7.2.             The arbitration shall be conducted by a panel of three (3) persons experienced in the biopharmaceutical business and specifically with respect to antibodies: within thirty (30) days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA.  The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

13.7.3.             Either Party may apply to the panel of arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

13.7.4.             Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties (Merck, on the one hand, and Licensor, on the other hand).  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

13.7.5.             The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination.  The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if the panel of arbitrators or court determines that such payments are not due.

13.7.6.             As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

13.8.                Force Majeure. A Party shall not be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion, acts of God, or acts, omissions or delays in acting by any governmental authority.  The non-performing Party shall provide reasonable notice to the other Party after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, the Parties shall meet to discuss in good faith how to proceed in order to accomplish the goals of this Agreement.

13.9.                Advice of Counsel. UMass, Medarex and Merck have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

13.10.              Further Assurances. At any time or from time to time on and after the Closing Date, either Party shall at the request of the other Party hereto (i) deliver to the requesting Party any records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

13.11.              Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. In such event the Parties shall, in good faith, negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties entering this Agreement.

13.12.              Waiver. It is agreed that no waiver by either Party hereto of any breach of default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

13.13.              Complete Agreement. This Agreement, with its Exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the license of Antibodies and Products from Licensors to Merck, and that all prior agreements respecting the license of Antibodies and Products from Licensors to Merck, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed on behalf of both Parties.

13.14.              Use of Name. No Party shall use the name or trademarks of the other Party, without the prior written consent of such other Party except in connection with the disclosure of the existence of this Agreement.

13.15.              English Language.  This Agreement has been written and executed in the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.16.              Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

13.17.              Third Party Beneficiaries.  No person, other than Licensors, Merck, their respective Affiliates and their permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

13.18.              Certain Rules of Interpretation.  In interpreting this Agreement, the following rules of construction shall apply:

13.18.1.           Any reference to “Licensor” or “Licensors” shall mean both UMass and Medarex, collectively;

13.18.2.           Any provision which states that MBL shall perform an action also means that UMass shall cause MBL to perform such action;

13.18.3.           Any use of the term “including” shall mean “including but not limited to”;

13.18.4.           The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

13.18.5.           Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day in the jurisdiction of the Party to make such payment or do such act;

13.18.6.           Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a business day, such payment shall be made or action taken on the next business day following such day in the jurisdiction of the Party to make such payment or do such act.

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13.19.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF Medarex, UMass, MBL, WCCC and Merck have executed this Agreement by their respective duly authorized representatives.

MERCK SHARP & DOHME RESEARCH LTD.		MEDAREX, INC.

By:	/s/ Lynn B. Perry	By:	/s/ Ronald A. Pepin
Lynn B. Perry		Ronald A. Pepin, Ph.D.
President		Senior Vice President, Business Development

MASSACHUSETTS BIOLOGIC LABORATORIES		UNIVERSITY OF MASSACHUSETTS

By:	/s/ Donna Ambrosino	By:	/s/ James P. McNamara
Donna Ambrosino, MD		James P. McNamara, PhD
Chief Executive Officer		Executive Director
Office of Technology Management

WORCESTER CITY CAMPUS CORPORATION

By:	/s/ Robert Jenal
Robert Jenal
President

EXHIBIT 1

Licensed Patents

[ * ]

EXHIBIT 2

Estimates of Cell Culture Expression and Purification Recovery

[ * ]

EXHIBIT 3

Description of Initial Material

and Specifications for Release of Formulated Bulk

[ * ]

EXHIBIT 4

Stability Testing

[ * ]

EXHIBIT 5

Process-Related Data Transfer

[ * ]

EXHIBIT 6

Form of Royalty Report

[ * ]